Exhibit 99

NEWS RELEASE

Thomas E. Rathjen Vice President, Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Signs Definitive Agreement to Sell PhosLo® to Fresenius Medical Care

- Nabi Biopharmaceuticals’ Cash Position Enhanced-

- Company’s Core Strategic Goal of Optimizing Value from Operations Furthered-

- Company to Hold Conference Call on October 12, 2006 at 9:30 AM, EDT-

BOCA RATON, Fla., Oct. 12 /PRNewswire-FirstCall/ — Nabi Biopharmaceuticals (Nasdaq: NABI) announced today that it has signed a definitive agreement to sell PhosLo® (calcium acetate) and the product’s related assets to a US subsidiary of Fresenius Medical Care (“Fresenius”) for consideration of up to $150 million in up front cash, milestone payments, and royalties on sales of a new product formulation under development.

Under the terms of the agreement, Fresenius will pay Nabi Biopharmaceuticals $65 million in cash at closing, and an additional $20 million upon the successful completion of certain milestones. Fresenius is also acquiring rights to a new product formulation currently under development, which Nabi expects will be submitted for licensure in the US during 2007. Following the successful launch of this new product formulation, Fresenius has agreed to pay Nabi Biopharmaceuticals royalties on incremental sales of the new product formulation for 10 years after the closing date until total consideration paid in the transaction reaches $150 million. In connection with the sale, Fresenius will assume the prosecution of the Roxane patent litigation initiated by Nabi. In addition, a number of Nabi Biopharmaceuticals’ sales and marketing staff will move with PhosLo to Fresenius’ team to continue to promote and market the product. Nabi Biopharmaceuticals will maintain an appropriately-sized sales force to meet the sales needs of the company’s other products. Following the transaction, Nabi Biopharmaceuticals expects to realize a significant reduction in its selling, general and administrative expenses.

Thomas H. McLain, chairman, chief executive officer and president, Nabi Biopharmaceuticals, stated, “PhosLo, while a valuable product, was no longer strategically aligned with our broader commercialization efforts. The PhosLo sale strengthens our financial position and will help reduce our selling, general and administrative expenses. Although the PhosLo transaction was initiated well before our recent announcement regarding the exploration of strategic alternatives, it demonstrates our commitment to evaluate and ability to pursue strategic transactions that we believe will enhance shareholder value. We will continue to focus on our core competencies and our most promising assets, including our nicotine addiction, organ transplant and Gram- positive infections programs, each of which represents a substantial commercial opportunity targeting unmet medical needs. Under the agreement with Fresenius, dialysis patients suffering from hyperphosphatemia will continue to have access to PhosLo and its demonstrated clinical benefits and we are committed to delivering a quick and seamless transition of the product to Fresenius.”

The transaction is subject to customary closing and regulatory conditions including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and is expected to be completed within the next thirty days. Nabi Biopharmaceuticals’ Board of Directors received an opinion, subject to various assumptions and limitations described therein, from Banc of America Securities LLC as to the fairness, from a financial point of view, of the consideration to be received by Nabi Biopharmaceuticals in the sale.

About PhosLo®

PhosLo® is administered orally, and when given with food, it combines with dietary phosphate to form insoluble calcium phosphate complexes that are eliminated from the body, thereby reducing phosphorus absorption, helping to prevent excess blood phosphorus levels. Patients should have serum calcium levels closely monitored and their dose of PhosLo adjusted or terminated to bring levels to normal. PhosLo is contraindicated in patients with hypercalcemia. No other calcium supplements should be given concurrently with PhosLo. PhosLo is well tolerated. Nausea, hypercalcemia, and pruritus (itching) have occasionally been reported during PhosLo therapy.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: Hepatitis and transplant, Gram-positive bacterial infections and nicotine addiction. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site: http://www.nabi.com.

Forward-Looking Statements

Statements in this press release about the company that are not strictly historical are forward-looking statements and include statements related to our plans to explore strategic alternatives and prospects. You can identify these forward-looking statements because they involve our expectations, beliefs, intentions, plans, projections, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop, manufacture and market its products; successfully partner with other companies; realize future sales growth for its biopharmaceutical products; maintain sufficient intellectual property protection or positions; raise additional capital on acceptable terms; re-pay its outstanding convertible senior notes when due; and identify and complete transactions that represent strategic alternatives and opportunities. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the Quarter ended July 1, 2006 filed with the Securities and Exchange Commission.

About the Conference Call

The live webcast can be accessed at: http://phx.corporate- ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1401182 or via the Nabi Biopharmaceuticals website at http://www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is 866.202.4367 conference code 38407817, and the international call-in number is 617.213.8845 conference code 38407817. An audio replay will be available for U.S./Canada callers at 888-286-8010 conference code 34840919, and for international callers at 617- 801-6888 conference code 34840919.

An archived version of the webcast will be available at the same Internet address through October 19, 2006. The audio replay will also be available through October 19, 2006. The press release will be available on the company’s Web site: http://www.nabi.com.

SOURCE Nabi Biopharmaceuticals

CONTACT:

Thomas E. Rathjen

Vice President, Investor Relations

Nabi Biopharmaceuticals

+1-561-989-5800

Web site: http://www.nabi.com

(NABI)